EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter and Year Ended December 31, 2012

Record Revenues and Earnings per Share for the Third Consecutive Year

Flavors & Fragrances Group Headquarters Will Relocate to Chicago in 2013

Cost Reduction Plan Initiated in First Quarter of 2013

MILWAUKEE—February 7, 2013—Sensient Technologies Corporation (NYSE: SXT) reported record revenue and earnings per share for 2012.  Consolidated revenue was $1.5 billion in 2012, compared to $1.4 billion in 2011.  Diluted earnings per share increased to $2.49 for the year, up from $2.41 reported in 2011.  In local currency, 2012 revenue increased by 5% and diluted earnings per share increased by 6%, as foreign currency translation reduced reported earnings by seven cents per share for the year.  Consolidated operating income was $191.2 million in 2012 compared to $190.8 million reported in 2011.  In local currency, operating income increased by 3% for the year.

Consolidated revenue for the fourth quarter of 2012 was $356.2 million, a fourth quarter record and an increase of 4.7% over the $340.4 million reported in last year’s fourth quarter.  Earnings per share were 55 cents in the fourth quarter of 2012 compared to 57 cents in the fourth quarter of 2011.  The impact of foreign currency translation was less than one percent in the fourth quarter for revenue, operating income and earnings per share.

Cash provided by operating activities in 2012 was $139.4 million, compared to $142.9 million in 2011.  Total debt as of December 31, 2012, was $354.0 million compared to $335.4 million as of December 31, 2011.  The Company’s total debt to total capital ratio improved to 23.5% on December 31, 2012, from 24.2% at the end of last year.

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Sensient Technologies Corporation	Page 2
Earnings Release – Fourth Quarter and Year Ended December 31, 2012
February 7, 2013

The Company is initiating a broad strategic and restructuring plan in the first quarter of 2013.  One component of the plan will focus on relocating the Flavors & Fragrances Group headquarters, technical groups, and North American management to Chicago.  The relocation of the Flavors & Fragrances Group headquarters will give the Company better access to its customers, improve its access to food industry talent, improve access to worldwide air service and allow it to showcase its broad product portfolio in a state-of-the-art facility.  The Company expects to incur personnel and moving related costs between $12 million and $14 million over the next 12 to 18 months as a result of this relocation.  This plan does not anticipate the relocation of the Indianapolis production site.

The second component of the plan will generate operating efficiencies throughout the Company.  The plan will reduce headcount and consolidate several facilities throughout Europe and North America.  The Company expects to reduce its global headcount by more than 200 employees, and consolidate several manufacturing sites during the next twelve months.  These changes will not impact the Company’s sales coverage, and will result in a more efficient utilization of our human and capital resources.  We expect to incur approximately $10 million in one-time personnel related costs and $8 million of one-time non-cash costs related to the write-down of assets and other costs during the next twelve months.  The Company expects to reduce its annual operating costs by about $10 million as a result of these changes.

“We achieved record revenues and earnings for a third consecutive year despite a very challenging environment,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation.  “We increased our dividend, repurchased shares and continued to reinvest in our business during 2012.  The Company is strong and the 2013 restructuring activities will give us better access to our customers, increase our efficiencies and improve our operating margins.  We continue to see growth opportunities and I am very optimistic about the Company’s future.”

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Sensient Technologies Corporation	Page 3
Earnings Release – Fourth Quarter and Year Ended December 31, 2012
February 7, 2013

BUSINESS REVIEW

The Color Group reported record revenue of $494.1 million in 2012, up from $491.9 million in 2011.  Operating income grew to $94.1 million, an all-time high and an increase of 4.3% over the $90.2 million reported in 2011.  In local currency, revenue increased by 4.1% and operating income grew by 8.0% during 2012.  The Color Group’s operating margin was 19.0% in 2012, an increase of 70 basis points over the 2011 result of 18.3%.    The record results for 2012 were driven by strong performances from the North American food and beverage business and the digital inks business.

The Color Group reported revenue of $114.3 million in the fourth quarter, up from $112.8 million reported in last year’s fourth quarter.  Operating income was $19.1 million in the fourth quarter of 2012, compared to $20.3 million in the fourth quarter of 2011.  Foreign currency translation reduced both revenue and operating income by approximately one percent in the fourth quarter.

The Flavors & Fragrances Group also reported record revenue of $875.3 million in 2012, up from $857.5 million in 2011.  Operating income was $123.0 million in 2012 compared to $129.4 million in 2011.  Foreign currency translation reduced revenue by approximately three percent and operating income by one percent in 2012.

In the fourth quarter, the Flavors & Fragrances Group reported revenue of $216.9 million, an increase of 5.6% over the $205.4 million reported in last year’s fourth quarter.  Operating income was $28.7 million in the quarter compared to $31.8 million in the fourth quarter of 2011.  Foreign currency translation did not have a significant impact on revenue and increased operating income by approximately one percent.

The Corporate & Other segment, which includes the Company’s operations in Asia Pacific and China, and certain flavor businesses in Central and South America, reported revenue of $156.8 million in 2012, an increase of 9.2% from the $143.6 million reported in 2011.  Revenue was $40.4 million in the fourth quarter of 2012, up 15.2% over the $35.1 million reported in last year’s fourth quarter.  Foreign currency translation did not significantly impact revenue for either the year or the fourth quarter.

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Sensient Technologies Corporation	Page 4
Earnings Release – Fourth Quarter and Year Ended December 31, 2012
February 7, 2013

2013 OUTLOOK

Sensient expects 2013 diluted earnings per share, excluding the restructuring charges, to be within a range of $2.64 and $2.72.

CONFERENCE CALL

The Company will host a conference call to discuss its 2012 fourth quarter and full year financial results at 10:00 a.m. CST on Friday, February 8, 2013.  To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

A replay will be available beginning at 1:00 p.m. CST on February 8, 2013, through midnight on February 15, 2013, by calling (404) 537-3406 and referring to conference identification number 91449690.  A transcript of the call will also be posted on the company’s web site at www.sensient.com after the call concludes.

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results.  A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2011, and quarterly report on Form 10-Q for the quarter ended September 30, 2012. The forward-looking statements in this press release speak only as to the date of this release.  Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

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Sensient Technologies Corporation	Page 5
Earnings Release – Fourth Quarter and Year Ended December 31, 2012
February 7, 2013

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation	Page 6
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended December 31,			Twelve Months Ended December 31,

	2012	2011	% Change	2012	2011	% Change

Revenue	$356,242	$340,358	4.7%	$1,459,050	$1,430,789	2.0%

Cost of products sold	245,979	232,221	5.9%	995,907	981,137	1.5%
Selling and administrative expenses	70,543	65,187	8.2%	271,935	258,829	5.1%

Operating income	39,720	42,950	-7.5%	191,208	190,823	0.2%
Interest expense	3,665	4,520		16,901	19,439

Earnings before income taxes	36,055	38,430	-6.2%	174,307	171,384	1.7%
Income taxes	8,834	9,844		50,399	50,900

Net earnings	$27,221	$28,586	-4.8%	$123,908	$120,484	2.8%

Earnings per common share:
Basic	$0.55	$0.57	-3.5%	$2.50	$2.42	3.3%

Diluted	$0.55	$0.57	-3.5%	$2.49	$2.41	3.3%

Average common shares outstanding:
Basic	49,538	49,814	-0.6%	49,596	49,746	-0.3%

Diluted	49,737	50,013	-0.6%	49,822	49,937	-0.2%

Results by Segment	Three Months Ended December 31,			Twelve Months Ended December 31,

Revenue	2012	2011	% Change	2012	2011	% Change

Flavors & Fragrances	$216,933	$205,397	5.6%	$875,281	$857,460	2.1%
Color	114,294	112,843	1.3%	494,145	491,881	0.5%
Corporate & Other*	40,369	35,050	15.2%	156,812	143,565	9.2%
Intersegment elimination	(15,354)	(12,932)	18.7%	(67,188)	(62,117)	8.2%

Consolidated	$356,242	$340,358	4.7%	$1,459,050	$1,430,789	2.0%

Operating Income

Flavors & Fragrances	$28,663	$31,802	-9.9%	$122,997	$129,436	-5.0%
Color	19,128	20,331	-5.9%	94,058	90,217	4.3%
Corporate & Other*	(8,071)	(9,183)	-12.1%	(25,847)	(28,830)	-10.3%

Consolidated	$39,720	$42,950	-7.5%	$191,208	$190,823	0.2%

* Beginning in the first quarter of 2012, the results of operations for certain flavor locations in Central and South America, previously reported in the Flavors & Fragrances Group, are reported in the Corporate & Other segment.  Results for 2011 have been restated to reflect this change.

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Sensient Technologies Corporation	Page 7
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
December 31,	2012	2011

Current assets	$751,354	$706,870
Goodwill and intangibles (net)	462,896	457,025
Property, plant and equipment (net)	514,708	451,539
Other assets	47,685	38,730

Total Assets	$1,776,643	$1,654,164

Current liabilities	$204,236	$207,275
Long-term debt	333,979	312,422
Accrued employee and retiree benefits	60,527	52,252
Other liabilities	24,003	33,005
Shareholders' equity	1,153,898	1,049,210

Total Liabilities and Shareholders' Equity	$1,776,643	$1,654,164

Consolidated Statements of Cash Flows
Twelve Months Ended December 31,	2012	2011

Net cash provided by operating activities	$139,366	$142,877

Cash flows from investing activities:
Acquisition of property, plant and equipment	(103,806)	(72,200)
Proceeds from sale of assets	1,364	2,076
Acquisition of new businesses, net of cash acquired	-	(3,706)
Other investing activity	(242)	(207)

Net cash used in investing activities	(102,684)	(74,037)

Cash flows from financing activities:
Proceeds from additional borrowings	73,903	184,074
Debt payments	(58,052)	(198,259)
Purchase of treasury stock	(23,154)	-
Dividends paid	(43,426)	(41,968)
Proceeds from options exercised and other	1,957	3,205

Net cash used in financing activities	(48,772)	(52,948)

Effect of exchange rate changes on cash and cash equivalents	4,297	(7,292)

Net (decrease) increase in cash and cash equivalents	(7,793)	8,600
Cash and cash equivalents at beginning of period	22,855	14,255
Cash and cash equivalents at end of period	$15,062	$22,855

Supplemental Information
Twelve Months Ended December 31,	2012	2011

Depreciation and amortization	$48,352	$46,099

Dividends per share	$0.87	$0.84